Exhibit 5.1

Dallas	One Southeast Third Avenue
Denver	25th Floor
Fort Lauderdale	Miami, Florida 33131-1714
Jacksonville
Los Angeles	www.akerman.com
Madison	305 374 5600 tel 305 374 5095 fax
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach

February 5, 2010

Cardo Medical, Inc.
9701 Wilshire Blvd., Suite 1100
Beverly Hills, California 90212

Ladies and Gentlemen:

We have acted as counsel for Cardo Medical, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance and sale, from time to time, on an immediate, continuous, or delayed basis of up to 50,000,000 shares of common stock, par value $0.001 per share, of the Company ("Common Stock").

The Common Stock will be sold or delivered from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus included in the Registration Statement (the "Prospectus") and supplements to the Prospectus (the "Prospectus Supplements").

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that when (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the Common Stock, the terms of the offering thereof and related matters, (ii) the Registration Statement, including all necessary post-effective amendments, has become effective under the Securities Act, and (iii) the Common Stock as been delivered by the Company upon purchase thereof and payment in full thereof as contemplated by the Prospectus contained in the Registration Statement and any Prospectus Supplements relating to the Common Stock, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware and the federal securities laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Akerman Senterfitt